Exhibit 3

British American Tobacco p.l.c.

Notification and public disclosure of transactions by persons discharging managerial responsibilities and persons closely associated with them

1	Details of the person discharging managerial responsibilities/person closely associated
a)	Name	Pei Chung Davy
2	Reason for the notification
a)	Position/status	Person closely associated with a person discharging managerial responsibilities; Alan Davy, Director, Operations
b)	Initial notification /Amendment	Initial notification
3	Details of the issuer, emission allowance market participant, auction platform, auctioneer or auction monitor
a)	Name	British American Tobacco p.l.c.
b)	LEI	213800FKA5MF17RJKT63
4	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
Transaction 1
a)	Description of the financial instrument, type of instrument Identification code	Ordinary shares of 25p each GB0002875804
b)	Nature of the transaction	Acquisition of shares as a result of the reinvestment of dividend income.
c)	Price(s) and volume(s)
		Price(s)	Volume(s)
		£28.45	167

d)	Aggregated information - Aggregated volume - Price	167 £28.45
e)	Date of the transaction(s)	2019-05-13
f)	Place of the transaction(s)	London Stock Exchange (XLON)
Transaction 2
a)	Description of the financial instrument, type of instrument Identification code	Ordinary shares of 25p each GB0002875804
b)	Nature of the transaction	Acquisition of shares as a result of the reinvestment of dividend income by ISA Manager.
c)	Price(s) and volume(s)
		Price(s)	Volume(s)
		£28.45	8

d)	Aggregated information - Aggregated volume - Price	8 £28.45
e)	Date of the transaction(s)	2019-05-13
f)	Place of the transaction(s)	London Stock Exchange (XLON)

Name of officer of issuer responsible for making notification: Sophie Kerr

Date of notification: 15 May 2019